Exhibit 99.2

The undersigned hereby consents to being named in this proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Enveric Biosciences, Inc. (including any amendments to such Registration Statement) in connection with the Amalgamation Agreement, dated as of May 24, 2021, by and among Enveric Biosciences, Inc., 1306432 B.C. LTD., 1306436 B.C. LTD., and MagicMed Industries, Inc., as it may be amended from time to time, as a person who will become a director and to the filing of this consent as an exhibit to the Registration Statement.

Date: June 21, 2021	/s/ Dr. Joseph Tucker
	Name:	Dr. Joseph Tucker